Exhibit 12

August 5, 2020

Board of Directors

Cyber Apps World, Inc.

420 North Nellis Blvd., Suite A3-146

Las Vegas, NV 89110

Dear Sir/Madam:

I have acted, at your request, as special counsel to Cyber Apps World, Inc., a Nevada corporation, (“Cyber Apps”) for the purpose of rendering an opinion as to the legality of up to 75,000,000 shares of Sports Venues’ common stock, $0.00075 par value per share, (“Shares”) to be offered and distributed by Cyber Apps pursuant to the Regulation A exemption from registration pursuant to an offering circular to be filed under the Securities Act of 1933, as amended, by Cyber Apps with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

In connection with the opinion contained herein, I have examined copies of Cyber App’s offering statement, Certificate of Incorporation, Articles of Incorporation, bylaws, and resolutions of Cyber App’s Board of Directors in relation to the offering, as well as all other documents necessary to render an opinion. In my examination, I have assumed, without independent verification, the following: (1) all signatures on documents are genuine, each signor is an authorized signer, all items submitted to me as originals are originals, and all documents submitted to me as copies conform with the originals; and (2) all factual matters, each of the representations, warranties or statements in the aforementioned documents are true, accurate, and complete in all material respects.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Sports Venues against payment therefore at a price of not less than $0.02 and not more than $2.00 per share, as described in the Offering Statement, will be legally issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I have no interest in or special knowledge of Cyber Apps and am independent counsel. This opinion does not attest to the viability of Cyber Apps or the marketability of its shares. This opinion is rendered solely in connection with the transaction specified above, and may not be relied upon by any other persons for any other purpose.

No attorney-client relationship is intended, or created by, this Opinion Letter. Attorney is acting as independent, special legal counsel for this transaction only and is not counsel for the Company.

I further consent to the use of this opinion as an exhibit to the offering statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the offering circular. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Rebecca A. Fuller
Rebecca A. Fuller, Esq.